Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL 2015 EARNINGS

FOURTH QUARTER HIGHLIGHTS INCLUDE:

Net Income Rises 19% to $2.5 Million Compared to Same Quarter Last Year

Diluted Earnings Per Share Increases 27% to $0.28 Per Share Compared to Same
Quarter Last Year

Net Interest Margin Expands 24 Basis Points to 3.09% Compared to Same Quarter
Last Year

Loans Held for Investment Increase 5% to $814.2 Million Since June 30, 2014

Non-Performing Assets Decline 11% to $16.3 Million Since June 30, 2014

Repurchased 187,566 Shares of Common Stock During the Current Quarter

Riverside, Calif. – July 28, 2015 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced fourth quarter earnings for the fiscal year ended June 30, 2015.
            For the quarter ended June 30, 2015, the Company reported net income of $2.49 million, or $0.28 per diluted share (on 8.88 million average diluted shares outstanding), compared to net income of $2.09 million, or $0.22 per diluted share (on 9.70 million average diluted shares outstanding), in the comparable period a year ago.  The increase in net income for the fourth quarter of fiscal 2015 was primarily attributable to a $1.19 million, or 16 percent, increase in net interest income, a $740,000, or nine percent, increase in the gain on sale of loans; partly offset by a $1.27 million, or 13 percent, increase in salaries and employee benefits expense and a $587,000, or 85 percent, reduction in the recovery from the allowance for loan losses, compared to the same period one year ago.
“We are very pleased with our improved financial results this year in comparison to last year.  We have worked very hard to advance our fundamental performance and will continue to do so,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Although we are disappointed with the small sequential quarter decline in loans held for investment, we will not sacrifice our prudent underwriting standards and disciplined pricing standards to enhance our short-term growth and performance at the expense of our long-term growth and performance,” he concluded.
            Return on average assets for the fourth quarter of fiscal 2015 increased to 0.84 percent from 0.75 percent for the same period of fiscal 2014 and return on average stockholders’ equity for the fourth quarter of fiscal 2015 increased to 7.02 percent from 5.66 percent for the comparable period of fiscal 2014.
On a sequential quarter basis, the fourth quarter of fiscal 2015 net income reflects an $115,000, or four percent, decrease from net income of $2.60 million in the third quarter of fiscal 2015.  The decrease in net income in the fourth quarter of fiscal 2015 compared to the third quarter of fiscal 2015 was primarily attributable to a decrease of $992,000 in the gain on sale of loans, partly offset by an increase of $472,000 in net interest income.  Diluted earnings per share for the fourth quarter of fiscal 2015 were $0.28 per share, down three percent from $0.29 per share in the third quarter of fiscal

2015.  Return on average assets decreased to 0.84 percent for the fourth quarter of fiscal 2015 from 0.92 percent in the third quarter of fiscal 2015; and return on average stockholders’ equity for the fourth quarter of fiscal 2015 was 7.02 percent, compared to 7.22 percent for the third quarter of fiscal 2015.
For the fiscal year ended June 30, 2015, net income increased $3.19 million, or 48 percent, to $9.80 million from $6.61 million in the comparable period ended June 30, 2014; and diluted earnings per share for the fiscal year ended June 30, 2015 increased $0.42, or 65 percent, to $1.07 from $0.65 for the comparable period last year.  The increase was primarily attributable to the increase in the gain on sale of loans, which was partly offset by a decrease in the recovery from the allowance for loan losses, an increase in salaries and employee benefits expense and an increase in the provision for income taxes.  Total loan originations and purchases in fiscal 2015 and 2014 were $2.66 billion and $2.14 billion, respectively, while $2.41 billion and $2.00 billion, respectively, were sold to investors.
Net interest income increased $1.19 million, or 16 percent, to $8.85 million in the fourth quarter of fiscal 2015 from $7.66 million for the same quarter of fiscal 2014, attributable to a higher average earning assets balance and, to a lesser extent, an increase in the net interest margin.  Non-interest income increased $954,000, or 10 percent, to $10.51 million in the fourth quarter of fiscal 2015 from $9.56 million in the same quarter of fiscal 2014.  Non-interest expense increased $936,000, or seven percent, to $15.15 million in the fourth quarter of fiscal 2015 from $14.21 million in the same quarter of fiscal 2014.  The increases in non-interest income (primarily due to an increase in the gain on sale of loans) and non-interest expense (primarily due to an increase in salaries and employee benefits expense) relate primarily to increased mortgage banking activity.
The average balance of loans outstanding, including loans held for sale, increased by $165.5 million, or 19 percent, to $1.04 billion in the fourth quarter of fiscal 2015 from $869.6 million in the same quarter of fiscal 2014, primarily due to an increase in loans held for sale attributable to the improved mortgage banking activity and, to a lesser extent, an increase in loans held for investment, primarily in multi-family loans.  The average yield on loans receivable decreased by 20 basis points to 3.89 percent in the fourth quarter of fiscal 2015 from an average yield of 4.09 percent in the same quarter of fiscal 2014.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and a lower average yield on loans held for sale.  The average balance of loans held for sale in the fourth quarter of fiscal 2015 was $219.8 million with an average yield of 3.63 percent as compared to $99.1 million with an average yield of 4.29 percent in the same quarter of fiscal 2014.  Loans originated and purchased for investment in the fourth quarter of fiscal 2015 totaled $26.8 million, consisting primarily of multi-family, construction and single-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $52.4 million, or 13 percent, to $453.4 million at June 30, 2015 from $401.0 million at June 30, 2014.  The percentage of preferred loans to total loans held for investment at June 30, 2015 increased to 55 percent from 51 percent at June 30, 2014.  Loan principal payments received in the fourth quarter of fiscal 2015 were $32.0 million, compared to $46.1 million in the same quarter of fiscal 2014.
The average balance of investment securities decreased by $1.5 million, or nine percent, to $15.5 million in the fourth quarter of fiscal 2015 from $17.0 million in the same quarter of fiscal 2014.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months, partly offset by an $800,000 investment in short-term time deposits at four minority-owned financial institutions in June 2014 and a $250,000 investment in the common stock of a community development financial institution in July 2014 to help fulfill the Bank’s Community Reinvestment Act obligation.  The average yield on investment securities decreased eight basis points to 1.78 percent in the fourth quarter of fiscal 2015 from 1.86 percent for the same quarter of fiscal 2014.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities and the placement of the short-term time deposits referred to above at an average yield of 0.50 percent.
In the fourth quarter of fiscal 2015, the Federal Home Loan Bank (“FHLB”) – San Francisco distributed a $133,000 regular cash dividend and a $261,000 special cash dividend to the Bank.  This compares to the same quarter last year when the Bank received a $178,000 regular cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $93.4 million, or 52 percent, to $85.2 million in the fourth quarter of fiscal 2015 from $178.6 million in the same quarter of fiscal 2014.  The decrease in interest-earning deposits was primarily the result of redeploying cash balances to fund the increase in loans held for sale and loans held for investment.  The average yield earned on interest-earning deposits was 0.25 percent in both the fourth quarters of fiscal 2015 and 2014 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits increased $15.4 million, or two percent, to $918.1 million in the fourth quarter of fiscal 2015 from $902.7 million in the same quarter of fiscal 2014.  The average cost of deposits decreased by six basis points to 0.50 percent in the fourth quarter of fiscal 2015 from 0.56 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Transaction account balances or “core deposits” increased $51.4 million, or 10 percent, to $578.4 million at June 30, 2015 from $527.0 million at June 30, 2014, while time deposits decreased $25.2 million, or seven percent, to $345.7 million at June 30, 2015 from $370.9 million at June 30, 2014, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $56.9 million, or 127 percent, to $101.5 million and the average cost of advances decreased 82 basis points to 2.38 percent in the fourth quarter of fiscal 2015, compared to an average balance of $44.6 million and an average cost of 3.20 percent in the same quarter of fiscal 2014.  The increase in borrowings was primarily attributable to newly acquired long-term advances to hedge against rising interest rates.
The net interest margin during the fourth quarter of fiscal 2015 increased 24 basis points to 3.09 percent from 2.85 percent in the same quarter last year.  The increase was primarily due to the deployment of excess liquidity into higher yielding interest-earning assets, primarily to fund increases in loans held for sale and loans held for investment and the special cash dividend received from FHLB – San Francisco.  The average yield of interest-earning assets increased by 24 basis points to 3.70 percent in the fourth quarter of fiscal 2015 from 3.46 percent in the same quarter last year, while the average cost of liabilities increased by one basis point to 0.69 percent in the fourth quarter of fiscal 2015 from 0.68 percent in the same quarter last year.
During the fourth quarter of fiscal 2015, the Company recorded a recovery from the allowance for loan losses of $104,000 compared to the recovery of $691,000 recorded during the same period of fiscal 2014 and the $111,000 recovery recorded in the third quarter of fiscal 2015 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $16.3 million, or 1.39 percent of total assets, at June 30, 2015, compared to $18.4 million, or 1.66 percent of total assets, at June 30, 2014.  Non-performing loans at June 30, 2015 decreased $2.0 million or 12 percent since June 30, 2014 to $13.9 million and were primarily comprised of 34 single-family loans ($9.9 million); four multi-family loans ($2.2 million); five commercial real estate loans ($1.7 million); and one commercial business loan ($89,000).  Real estate owned acquired in the settlement of loans at June 30, 2015 decreased $69,000, or three percent, to $2.4 million (three properties) from $2.5 million (four properties) at June 30, 2014.  The real estate owned at June 30, 2015 was comprised of two single-family properties ($432,000) and one commercial real estate property ($2.0 million).

Net recoveries for the quarter ended June 30, 2015 were $116,000 or 0.04 percent (annualized) of average loans receivable, compared to net recoveries of $411,000 or 0.19 percent (annualized) of average loans receivable for the quarter ended June 30, 2014 and net recoveries of $130,000 or 0.05 percent (annualized) of average loans receivable for the quarter ended March 31, 2015 (sequential quarter).
Classified assets at June 30, 2015 were $31.1 million, comprised of $8.2 million of loans in the special mention category, $20.5 million of loans in the substandard category and $2.4 million in real estate owned.  Classified assets at June 30, 2014 were $37.9 million, comprised of $9.4 million of loans in the special mention category, $26.0 million of loans in the substandard category and $2.5 million in real estate owned.
For the quarter ended June 30, 2015, no loans were restructured from their original terms or newly classified as a restructured loan.  As of June 30, 2015, the outstanding balance of restructured loans that have not returned to their original promissory note terms was $6.6 million: two loans were classified as special mention ($989,000, on accrual status); and 16 loans were classified as substandard ($5.6 million, all are on non-accrual status).  As of June 30, 2015, $4.9 million, or 74 percent, of restructured loans were current with respect to their modified payment terms.
The allowance for loan losses was $8.7 million at June 30, 2015, or 1.06 percent of gross loans held for investment, compared to $9.7 million at June 30, 2014, or 1.25 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at June 30, 2015.

Non-interest income increased by $954,000, or 10 percent, to $10.51 million in the fourth quarter of fiscal 2015 from $9.56 million in the same period of fiscal 2014, primarily as a result of a $740,000 increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $758,000, or seven percent, primarily as a result of a $992,000, or 10 percent, decrease in the gain on sale of loans.
The gain on sale of loans increased to $8.76 million for the quarter ended June 30, 2015 from $8.02 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume, partly offset by a lower average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $636.8 million in the quarter ended June 30, 2015, up $135.8 million, or 27 percent, from $501.0 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 139 basis points for the quarter ended June 30, 2015, down 20 basis points from 159 basis points in the comparable quarter last year but up 14 basis points from 125 basis points in the third quarter of fiscal 2015 (sequential quarter).  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $5.34 million in the fourth quarter of fiscal 2015, compared to a favorable fair-value adjustment that amounted to a net gain of $3.03 million in the same period last year.
In the fourth quarter of fiscal 2015, a total of $720.7 million of loans were originated and purchased for sale, 51 percent higher than the $477.2 million for the same period last year, and six percent higher than the $680.6 million during the third quarter of fiscal 2015 (sequential quarter).  The loan origination volume has increased from the previous year because mortgage interest rates have declined spurring an increase in refinance activity.  Total loans sold during the quarter ended June 30, 2015 were $795.5 million, 87 percent higher than the $425.2 million sold during the same quarter last year, and 32 percent higher than the $604.1 million sold during the third quarter of fiscal 2015 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $747.5 million in the fourth quarter of fiscal 2015, an increase of 42 percent from $525.1 million in the same quarter of fiscal 2014, and two percent higher than the $735.8 million in the third quarter of fiscal 2015 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $294,000 in the fourth quarter of fiscal 2015, compared to a net gain of $3,000 in the comparable period last year.  Four real estate owned properties were sold and two real estate owned properties were acquired in the settlement of loans in both the fourth quarters of fiscal 2015 and 2014.  As of June 30, 2015, the real estate owned balance was $2.4 million (three properties), compared to $2.5 million (four properties) at June 30, 2014.
Non-interest expenses increased $936,000, or seven percent, to $15.15 million in the fourth quarter of fiscal 2015 from $14.21 million in the same quarter last year, primarily as a result of the increase in salaries and employee benefits expense.  The increase in salaries and employee benefits expense was primarily related to the increase in mortgage banking loan production resulting in higher variable compensation expense.

The Company’s efficiency ratio improved to 78 percent in the fourth quarter of fiscal 2015 from 83 percent in the fourth quarter of fiscal 2014.  The improvement was primarily the result of the increases in net interest income and non-interest income, partly offset by the increase in non-interest expense.
The Company’s provision for income taxes was $1.83 million for the fourth quarter of fiscal 2015, an increase of $230,000 or 14 percent, from $1.60 million in the same quarter last year, as a result of the increase in income before taxes.  The effective income tax rate for the quarter ended June 30, 2015 was 42.4 percent as compared to 43.4 percent in the same quarter last year.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2015 reflects its current income tax obligations.
The Company repurchased 187,566 shares of its common stock during the quarter ended June 30, 2015 at an average cost of $17.39 per share.  As of June 30, 2015, a total of 81,667 shares or 19 percent of the shares authorized in the April 2015 stock repurchase plan have been purchased, leaving 348,984 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and 13 retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Tuesday, July 28, 2015 at 10:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1092 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, August 4, 2015 by dialing 1-800-475-6701 and referencing access code number 365009.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)

	June 30, 2015	March 31, 2015	June 30, 2014

Assets
Cash and cash equivalents	$81,403	$30,675	$118,937
Investment securities – held to maturity, at cost	800	800	800
Investment securities - available for sale, at fair value	14,161	14,986	16,347
Loans held for investment (net of allowance for loan losses of $8,724; $8,712 and $9,744, respectively; includes $4,518, $0 and $0 at fair value, respectively)	814,234	819,636	772,141
Loans held for sale, at fair value	224,715	307,054	158,883
Accrued interest receivable	2,839	2,855	2,483
Real estate owned, net	2,398	3,190	2,467
FHLB – San Francisco stock	8,094	7,732	7,056
Premises and equipment, net	5,417	5,617	6,369
Prepaid expenses and other assets	20,494	21,246	20,146

Total assets	$1,174,555	$1,213,791	$1,105,629

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$67,538	$62,824	$58,654
Interest-bearing deposits	856,548	855,076	839,216
Total deposits	924,086	917,900	897,870

Borrowings	91,367	131,384	41,431
Accounts payable, accrued interest and other liabilities	17,965	22,649	20,466
Total liabilities	1,033,418	1,071,933	959,767

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,766,865; 17,718,365 and 17,714,365 shares issued, respectively; 8,634,607; 8,718,929 and 9,312,269 shares outstanding, respectively)

	177	177	177
Additional paid-in capital	88,893	87,552	88,259
Retained earnings	188,206	186,762	182,458
Treasury stock at cost (9,132,258; 8,999,436 and 8,402,096 shares, respectively)
	(136,470)	(133,030)	(125,418)
Accumulated other comprehensive income, net of tax	331	397	386

Total stockholders’ equity	141,137	141,858	145,862

Total liabilities and stockholders’ equity	$1,174,555	$1,213,791	$1,105,629

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2015	2014	2015	2014
Interest income:
Loans receivable, net	$10,077	$8,902	$38,337	$36,424
Investment securities	69	79	287	339
FHLB – San Francisco stock	394	178	796	793
Interest-earning deposits	54	113	276	503
Total interest income	10,594	9,272	39,696	38,059

Interest expense:
Checking and money market deposits	104	93	419	385
Savings deposits	164	154	641	606
Time deposits	875	1,012	3,701	4,504
Borrowings	601	356	1,660	1,841
Total interest expense	1,744	1,615	6,421	7,336

Net interest income	8,850	7,657	33,275	30,723
Recovery from the allowance for loan losses	(104)	(691)	(1,387)	(3,380)
Net interest income, after recovery from the allowance for loan losses	8,954	8,348	34,662	34,103

Non-interest income:
Loan servicing and other fees	262	299	1,085	1,077
Gain on sale of loans, net	8,762	8,022	34,210	25,799
Deposit account fees	575	601	2,412	2,469
Gain on sale and operations of real estate owned acquired in the settlement of loans	294	3	282	18
Card and processing fees	376	373	1,406	1,370
Other	242	259	992	942
Total non-interest income	10,511	9,557	40,387	31,675

Non-interest expense:
Salaries and employee benefits	11,137	9,869	41,618	38,044
Premises and occupancy	1,062	1,106	4,666	4,468
Equipment	414	441	1,720	1,830
Professional expenses	551	518	2,179	1,832
Sales and marketing expenses	455	537	1,643	1,761
Deposit insurance and regulatory assessments	236	251	974	945
Other	1,295	1,492	5,169	5,288
Total non-interest expense	15,150	14,214	57,969	54,168

Income before taxes	4,315	3,691	17,080	11,610
Provision for income taxes	1,830	1,600	7,277	5,004
Net income	$2,485	$2,091	$9,803	$6,606

Basic earnings per share	$0.29	$0.22	$1.09	$0.67
Diluted earnings per share	$0.28	$0.22	$1.07	$0.65
Cash dividends per share	$0.12	$0.10	$0.45	$0.40

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	June 30,	March 31,
	2015	2015
Interest income:
Loans receivable, net	$10,077	$9,689
Investment securities	69	70
FHLB – San Francisco stock	394	126
Interest-earning deposits	54	52
Total interest income	10,594	9,937

Interest expense:
Checking and money market deposits	104	101
Savings deposits	164	160
Time deposits	875	910
Borrowings	601	388
Total interest expense	1,744	1,559

Net interest income	8,850	8,378
Recovery from the allowance for loan losses	(104)	(111)
Net interest income, after recovery from the allowance for loan losses	8,954	8,489

Non-interest income:
Loan servicing and other fees	262	264
Gain on sale of loans, net	8,762	9,754
Deposit account fees	575	607
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	294	58
Card and processing fees	376	338
Other	242	248
Total non-interest income	10,511	11,269

Non-interest expense:
Salaries and employee benefits	11,137	10,950
Premises and occupancy	1,062	1,106
Equipment	414	420
Professional expenses	551	671
Sales and marketing expenses	455	458
Deposit insurance premiums and regulatory assessments	236	227
Other	1,295	1,336
Total non-interest expense	15,150	15,168

Income before taxes	4,315	4,590
Provision for income taxes	1,830	1,990
Net income	$2,485	$2,600

Basic earnings per share	$0.29	$0.29
Diluted earnings per share	$0.28	$0.29
Cash dividends per share	$0.12	$0.11

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
SELECTED FINANCIAL RATIOS:
Return on average assets	0.84%	0.75%	0.87%	0.58%
Return on average stockholders’ equity	7.02%	5.66%	6.81%	4.31%
Stockholders’ equity to total assets	12.02%	13.19%	12.02%	13.19%
Net interest spread	3.01%	2.78%	2.96%	2.69%
Net interest margin	3.09%	2.85%	3.03%	2.79%
Efficiency ratio	78.25%	82.57%	78.70%	86.81%
Average interest-earning assets to average
interest-bearing liabilities	112.20%	113.27%	113.02%	113.54%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.29	$0.22	$1.09	$0.67
Diluted earnings per share	$0.28	$0.22	$1.07	$0.65
Book value per share	$16.35	$15.66	$16.35	$15.66
Shares used for basic EPS computation	8,669,375	9,521,624	8,996,952	9,926,323
Shares used for diluted EPS computation	8,875,220	9,697,117	9,173,112	10,110,993
Total shares issued and outstanding	8,634,607	9,312,269	8,634,607	9,312,269

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$339,578	$247,536	$1,175,413	$984,378
Wholesale originations and purchases	381,098	229,684	1,305,302	983,244
Total loans originated and purchased for sale	$720,676	$477,220	$2,480,715	$1,967,622

LOANS SOLD:
Servicing released	$790,621	$423,882	$2,392,251	$1,990,087
Servicing retained	4,917	1,323	17,663	9,189
Total loans sold	$795,538	$425,205	$2,409,914	$1,999,276

	As of	As of	As of	As of	As of
	06/30/15	03/31/15	12/31/14	09/30/14	06/30/14
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$768	$731	$711	$712	$904
Allowance for loan losses	$8,724	$8,712	$8,693	$8,888	$9,744
Non-performing loans to loans held for investment, net	1.71%	1.28%	1.40%	1.62%	2.06%
Non-performing assets to total assets	1.39%	1.13%	1.32%	1.40%	1.66%
Allowance for loan losses to gross non- performing loans	59.77%	79.74%	73.88%	66.62%	55.73%
Allowance for loan losses to gross loans held
for investment	1.06%	1.05%	1.08%	1.11%	1.25%
Net (recoveries) charge-offs to average loans receivable (annualized)	(0.04)%	(0.05)%	(0.07)%	0.02%	(0.19)%
Non-performing loans	$13,946	$10,521	$11,151	$12,791	$15,936
Loans 30 to 89 days delinquent	$1,335	$4,445	$291	$581	$322

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/15	03/31/15	12/31/14	09/30/14	06/30/14
Recourse provision (recovery) for loans sold	$72	$42	$(1)	$(199)	$(86)
Recovery from the allowance for loan losses	$(104)	$(111)	$(354)	$(818)	$(691)
Net (recoveries) charge-offs	$(116)	$(130)	$(159)	$38	$(411)

	As of	As of	As of	As of	As of
	06/30/15	03/31/15	12/31/14(1)	09/30/14(1)	06/30/14(1)
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.68%	10.79%	10.70%	10.50%	12.53%
Common equity tier 1 capital ratio	17.22%	15.81%	N/A	N/A	N/A
Tier 1 risk-based capital ratio	17.22%	15.81%	15.15%	15.28%	18.72%
Total risk-based capital ratio	18.47%	17.04%	16.26%	16.47%	19.98%

REGULATORY CAPITAL RATIOS (HOLDING COMPANY):
Tier 1 leverage ratio	11.94%	12.47%	N/A	N/A	N/A
Common equity tier 1 capital ratio	19.24%	18.27%	N/A	N/A	N/A
Tier 1 risk-based capital ratio	19.24%	18.27%	N/A	N/A	N/A
Total risk-based capital ratio	20.49%	19.50%	N/A	N/A	N/A

(1) On January 1, 2015 the Bank and the Holding Company implemented the Basel III capital protocol consistent with regulatory requirements which were not applicable in prior periods.

	As of June 30,
	2015		2014
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$800	0.50%	$800	0.50%
Total investment securities held to maturity	$800	0.50%	$800	0.50%

Available for sale (at fair value):
U.S. government agency MBS	$7,906	1.66%	$9,109	1.65%
U.S. government sponsored enterprise MBS	5,387	2.40	6,385	2.35
Private issue collateralized mortgage obligations	717	2.49	853	2.40
Common stock – community development financial institution	151	-	-	-
Total investment securities available for sale	$14,161	1.97%	$16,347	1.96%

Total investment securities	$14,961	1.89%	$17,147	1.89%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of June 30,
	2015		2014
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$365,961	3.28%	$377,824	3.23%
Multi-family (5 or more units)	347,020	4.48	301,191	4.74
Commercial real estate	100,897	5.27	96,781	5.74
Construction	8,191	5.24	2,869	5.27
Commercial business	666	6.53	1,237	6.56
Consumer	244	9.94	306	9.06
Total loans held for investment	822,979	4.06%	780,208	4.14%

Undisbursed loan funds	(3,360)		(1,090)
Advance payments of escrows	199		215
Deferred loan costs, net	3,140		2,552
Allowance for loan losses	(8,724)		(9,744)
Total loans held for investment, net	$814,234		$772,141

Purchased loans serviced by others included above	$5,377	4.82%	$11,991	4.36%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of June 30,
	2015		2014
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$67,538	-%	$58,654	-%
Checking accounts – interest-bearing	224,090	0.15	202,769	0.14
Savings accounts	255,090	0.26	239,429	0.26
Money market accounts	31,672	0.31	26,125	0.36
Time deposits	345,696	1.02	370,893	1.08
Total deposits	$924,086	0.50%	$897,870	0.56%

BORROWINGS:
Overnight	$-	-	$-	-%
Three months or less	-	-	-	-
Over three to twelve months	-	-	-	-
Over twelve months to one year	-	-	-	-
Over one year to two years	-	-	-	-
Over two years to three years	10,059	3.03	-	-
Over three years to four years	10,000	1.53	10,080	3.04
Over four years to five years	-	-	10,000	1.53
Over five years	71,308	2.92	21,351	4.01
Total borrowings	$91,367	2.78	$41,431	3.18%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	June 30, 2015		June 30, 2014
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$1,035,154	3.89%	$869,620	4.09%
Investment securities	15,508	1.78%	16,963	1.86%
FHLB – San Francisco stock	8,003	19.69%	7,859	9.06%
Interest-earning deposits	85,203	0.25%	178,569	0.25%
Total interest-earning assets	$1,143,868	3.70%	$1,073,011	3.46%
Total assets	$1,179,421		$1,110,915

Deposits	$918,052	0.50%	$902,688	0.56%
Borrowings	101,483	2.38%	44,624	3.20%
Total interest-bearing liabilities	$1,019,535	0.69%	$947,312	0.68%
Total stockholders’ equity	$141,544		$147,754

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2015		June 30, 2014
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$965,035	3.97%	$874,941	4.16%
Investment securities	16,227	1.77%	17,923	1.89%
FHLB – San Francisco stock	7,294	10.91%	11,228	7.06%
Interest-earning deposits	108,971	0.25%	198,682	0.25%
Total interest-earning assets	$1,097,527	3.62%	$1,102,774	3.45%
Total assets	$1,133,097		$1,140,648

Deposits	$910,059	0.52%	$914,175	0.60%
Borrowings	61,074	2.72%	57,131	3.22%
Total interest-bearing liabilities	$971,133	0.66%	$971,306	0.76%
Total stockholders’ equity	$143,978		$153,153

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/15	03/31/15	12/31/14	09/30/14	06/30/14
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$7,010	$4,761	$4,561	$5,163	$7,442
Multi-family	653	582	589	745	1,333
Commercial real estate	680	444	728	1,521	1,552
Total	8,343	5,787	5,878	7,429	10,327

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,902	2,037	2,792	2,861	2,957
Multi-family	1,593	1,580	1,591	1,620	1,760
Commercial real estate	1,019	1,024	792	796	800
Commercial business loans	89	93	98	85	92
Total	5,603	4,734	5,273	5,362	5,609

Total non-performing loans	13,946	10,521	11,151	12,791	15,936

Real estate owned, net	2,398	3,190	3,496	2,707	2,467
Total non-performing assets	$16,344	$13,711	$14,647	$15,498	$18,403

Restructured loans on accrual status:
Mortgage loans:
Single-family	$989	$2,023	$687	$687	$343
Total	$989	$2,023	$687	$687	$343

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.